Exhibit 99.1
NanoString Appoints Dr. Dana Rollison and Janet George to
Board of Directors
SEATTLE, Wash., March 9, 2021/Business Wire/-- NanoString Technologies, Inc. (NASDAQ: NSTG), a leading provider of life science tools for discovery and translational research, today announced the appointment of two new board members, Dr. Dana Rollison and Janet George, effective March 8, 2021.
“I’m thrilled to welcome Dana and Janet to the team. Our new board members bring valuable expertise, skills and strategic vision to NanoString,″ said president and chief executive officer, Brad Gray. “Their appointments reflect the unique informatics and big data opportunities that are inherent in spatial biology, and the depth and breadth of their experience will be instrumental in guiding our leadership team as we enable new biological research applications and develop this exciting market.″
Dana Rollison, Ph.D., is vice president, chief data officer and associate center director of Data Science for the Moffitt Cancer Center, the only National Cancer Institute (NCI) designated comprehensive cancer center in the state of Florida. Dr. Rollison has been a faculty member at Moffitt for over 16 years. Her research focuses on the application of data science techniques to cancer surveillance and epidemiologic studies of cutaneous viral infections, environmental exposures, and immune function. Dr. Rollison has served as Moffitt’s chief data officer for the past decade, setting executive vision for Moffitt’s enterprise-wide data warehouse and analytics strategy to support translational research, clinical pathways, accountable care analytics, data sharing partnerships and the practice of personalized medicine. For the last three years, Dr. Rollison has also led Moffitt’s Quantitative Science Division, promoting the development of novel analytic approaches in cutting-edge research spanning the cancer continuum. Dr. Rollison earned her undergraduate degree in biology with honors from the University of Miami and completed her ScM, Ph.D., and postdoctoral training in cancer epidemiology at Johns Hopkins University, Baltimore.
“NanoString has been a pioneering force in oncology research for more than a decade and I'm excited to join the team as the company introduces innovative new solutions to better understand the spatial context of biology,″ stated Dr. Dana Rollison, vice president and chief data officer at the Moffitt Cancer Center.
Janet George is group vice president of Autonomous Enterprise, Advanced Analytics with Machine Learning, and Artificial Intelligence at Oracle. Ms. George is a seasoned technical leader with over 15 years of experience leading dynamic, high-performing global teams with a sharp focus on execution and successful industrial-scale software delivery and implementation. Before Oracle, Ms. George served as chief data and AI officer and fellow at Western Digital. She was responsible for the big data, artificial intelligence, and cognitive sciences transformational journey. Additionally, Ms. George has held leadership roles in engineering at numerous leading technology companies, including SanDisk, Accenture Technology Labs, Yahoo, eBay, and Apple. Ms. George is actively engaged with Stanford University and UC Berkeley California to advance the frontiers of the brain, computation, and technology in the intersection of computer science and neuroscience. She earned an advanced master’s degree in computer science from Kerala University, her bachelor’s from Pune University, and is a board member for IEEE, the world's largest technical professional organization.
“Big data and artificial intelligence are fundamentally reshaping how we gather and analyze biological information for life science research. I'm looking forward to working with the team at NanoString to harness these powerful tools to help catalyze the next biological revolution,″ said Janet George, group vice president for Oracle.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company’s nCounter® Analysis System is used in life sciences research and has been cited in more than 4,000 peer-
reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s GeoMx® Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString logo, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact:
Doug Farrell, NanoString
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768